Exhibit 10.1

Masoud Toloue	April 9, 2024

Delivered via Email

RE: Amendment to Employment Agreement

Dear Masoud:

I am pleased to inform you that the compensation committee of the Board of Directors of Quanterix Corporation (the “Company”) has approved a modification to the change in control benefits applicable to you. Changes to your amended and restated employment agreement, dated April 25, 2022 (“the “Original Agreement”), that extend these benefits to you are set forth herein. These changes will be effective as of the date of your signature below, and at such time, the Original Agreement, as amended by this amendment, shall constitute the “Agreement” as referred to below. Except as explicitly amended by this amendment, all other terms of the Original Agreement shall remain in full force and effect.

In consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we agree as follows:

1.	Amendment of Severance Provision: Section 8 of the Original Agreement is hereby superseded and replaced in its entirety with the following:

“8. Severance: Without limiting the at-will nature of your employment relationship, if Quanterix Corporation (the “Company”) terminates your employment without Cause, or if you resign for Good Reason, the Company shall provide you with the following termination benefits (the "Termination Benefits”).

(a)	Salary Continuation Payments. Continuation of your base salary for a period of twelve (12) months after the date of termination (the "Severance Period") at the salary rate then in effect.

(b)	Target Bonus. An amount equal to your applicable annual target bonus for the year of termination, paid in one lump sum on the Company’s next regularly-scheduled payroll date following the effective date of the separation agreement described below.

(c)	Health Benefits Continuation. Continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) the end of the Severance Period; or (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA ("Health Benefits Continuation Payments"). Notwithstanding the above, (x) in the event that the Severance Period extends beyond eighteen (18) months following your date of termination, or (y) if the Company otherwise determines in its sole discretion that it cannot provide the foregoing Health Benefits Continuation Payments without potentially violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the Company's portion of the monthly COBRA premium (as described above) that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether COBRA continuation coverage remains available (i.e., in the event that the Severance Period extends beyond eighteen (18) months following your date of termination) and shall end on the earlier of (1) the end of the Severance Period, (2) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA; or (3) the last day of the twenty-fourth (24th) calendar month following your termination date.

(d)	Acceleration of Sign-On Equity Award. Notwithstanding anything to the contrary in the applicable equity plan or the award agreement applicable to your Sign-On Equity Award, any outstanding but unvested portion of your Sign-On Equity Award that would have vested during the Severance Period had you remained employed during such time shall accelerate and become fully-vested and exercisable as of the later of (i) the termination date, or (ii) the effective date of the separation agreement described below.

If the Company terminates your employment without Cause, or if you resign for Good Reason, and the effective date of such termination occurs within the 90 day period immediately preceding or the twelve (12) month period immediately following a Change- in-Control (such period the "Change-in-Control Period" and such termination a "Change-in- Control Termination"), then the Termination Benefits shall be as follows:

(v)	The Severance Period as defined in (a) above shall be a period of twenty-four (24) months after the date of termination.

(w)	Your Health Benefits Continuation shall be as provided in (c) above for a period of twelve (12) months after the date of termination.

(x)	An amount equal to your annual target bonus for the year of termination, paid in one lump sum on the Company's next regularly-scheduled payroll date following the effective date of the separation agreement described below.

(y)	Notwithstanding anything to the contrary in any applicable equity plan or award agreement, all of your outstanding but unvested equity awards shall accelerate and become fully-vested and exercisable as of the later of (A) the termination date, (B) the effective date of the separation agreement described below, or (C) as of the Change-in-Control.

(z)	The Termination Benefits provided in connection with a Change-in-Control Termination pursuant to paragraphs (v), (w), (x) and (y) above shall be in lieu of, and not in addition to, the amounts referenced in paragraphs (a), (b), (c) and (d) above.

Notwithstanding anything to the contrary in this Agreement, you shall not be entitled to any Termination Benefits unless (a) within 60 days of your date of termination, you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company, which shall include a general release in favor of the Company and related persons and entities, and other standard provisions regarding non-competition, confidentiality, cooperation, non-disparagement and the like as may be included in the Company's then current form of separation agreement (the "Release"); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, and (b) you comply with the terms of your Restrictive Covenants Agreements (as defined below) or any other similar agreements with the Company. The Salary Continuation Payments shall commence within 60 days after the date of termination and shall be made on the Company's regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the date of termination and the first Salary Continuation Payment, the first Salary Continuation Payment shall include a "catch up" payment.

For purposes of this Section:

"Cause" means the occurrence of any of the following (and, if applicable, that the Company has complied with the Cause Process (hereinafter defined) following the occurrence of a circumstance subject to the Cause Process): (i) theft, fraud, embezzlement, misappropriation of assets or property of the Company, or material violation of your Restrictive Covenants Agreements; (ii) dishonesty, gross negligence, misconduct, gross neglect of duties, or breach of fiduciary duty to the Company; (iii) violation of federal or state securities laws; (iv) breach of an employment, consulting or other agreement with the Company; (v) the conviction of a felony, or any crime involving moral turpitude, including a plea of guilty or nolo contendere; or (vi) continued, willful and deliberate non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability).

"Cause Process" means that (1) the Board has reasonably determined in good faith that a "Cause" condition has occurred; (2) the Board has notified you in writing of the Board’s knowledge of the first occurrence of the Cause condition within 60 days of the first occurrence of such condition; (3) you are provided a period of 30 days following such notice (the "Cause Cure Period") to remedy the condition; (4) notwithstanding such efforts, the Board reasonably and in good faith determines at the end of the Cause Cure Period that the Cause condition continues to exist; and (5) the Board terminates your employment within 30 days after the end of the Cause Cure Period. If you cure the Cause condition during the Cause Cure Period, Cause shall be deemed not to have occurred. The Board shall not be required to follow the Cause Process as to those conditions which it reasonably determines in good faith cannot be cured within the Cause Cure Period. For the avoidance of doubt, you and the Company acknowledge and agree that clauses (i), (iii) and (v) cannot be cured and shall not be subject to the requirements of the Cause Process.

"Change-in-Control" means the occurrence of any of the following events: (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; (ii) a change in the composition of the Company's Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors where "Incumbent Directors" means directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); (iii) the consummation of a merger or consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iv) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

"Good Reason" means that you have complied with the Good Reason Process following the occurrence of any of the following actions undertaken by the Company without your express prior written consent: (i) the material diminution in your authority, duties and responsibilities or change in your reporting relationship such that you no longer report directly to the Board of Directors of the Company or that you are reporting to someone other than the Board of Directors; (ii) a material reduction in your base salary (with any reduction in excess of 10% being deemed material), provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in your base salary that is pursuant to a salary reduction program affecting all of the similarly situated senior executive level employees of the Company and that does not adversely affect you to a greater extent than such similarly situated employees; and (iii) a change in the geographic location at which you must regularly report to work and perform services (either in person or remote) of more than thirty (30) miles, except for required travel on the Company's business; or (iv) a material breach by the Company of any of its obligations to you under its employment agreements with you.

"Good Reason Process" means that (1) you have reasonably determined in good faith that a "Good Reason" condition has occurred; (2) you have notified the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (3) the Company is provided with a period of 30 days following such notice (the "Cure Period") to remedy the condition; (4) notwithstanding such efforts, you reasonably and in good faith determine at the end of the Cure Period that the Good Reason condition continues to exist; and (5) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.”

2.	Amendment of Section 280G Provision: Section 9 of the Original Agreement is hereby superseded and replaced in its entirety with the following:

“9. Section 280G:

(a)	If any payment or benefit you would receive under this Agreement, when combined with any other payment or benefit you receive pursuant to a Change-in-Control (for purposes of this Section 9, a "Payment") would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and, but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the "Excise Tax"), then such Payment shall be either: (i) the full amount of such Payment; or (ii) such lesser amount (a "Reduced Payment") as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

(b)	With respect to Section 9(a), if there is more than one method of reducing the Reduced Payment amount that would result in no portion of the Payment being subject to the Excise Tax, then the Payment shall be reduced or eliminated in the following order: (i) cash payments; (ii) taxable benefits; (iii) nontaxable benefits; and (iv) accelerated vesting of equity awards in a manner that maximizes the amount to be received by you.

(c)	The determination of whether Section 9(a)(i) or (ii) applies, and the calculation of the amount of the Reduced Payment if applicable, shall be performed by a nationally recognized certified public accounting firm as may be designated by the Company (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations to both the Company and you within fifteen (15) business days of the receipt of notice from you that there has been a Payment, or such earlier time as is requested by the Company, in a form that can be relied upon for tax filing purposes. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(d)	You may receive a Payment that is, in the aggregate, either more or less than the amount described in Section 9(a)(i) or (ii) (as applicable, an "Overpayment" or "Underpayment"). If it is finally determined by a court of competent jurisdiction pursuant to a final non-appealable judgment, or the Internal Revenue Service, or by the Accounting Firm upon request by either the Company or you, that an Overpayment or Underpayment has been made, then: (i) in the event of an Overpayment, you shall promptly repay the Overpayment to the Company, together with interest on the Overpayment at the applicable federal rate from the date of your receipt of such Overpayment until the date of such repayment; and (ii) in the event of an Underpayment, the Company shall promptly pay an amount equal to the Underpayment to you, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you had the provisions of Section 9(a)(ii) not been applied until the date of payment.”

3.	Amendment of Section 409A Provision: Section 10 of the Original Agreement is hereby superseded and replaced in its entirety with the following:

“10. Section 409A:

(a)	It is intended that payments under this Agreement are exempt from, or comply with, Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code.

(b)	To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits will be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with Treasury Regulation Section 1.409A-1(h).

(c)	Anything in this Agreement to the contrary notwithstanding, if, at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent necessary to comply with Section 409A of the Code, any payment or benefit that you become entitled to under this Agreement on account of your separation from service will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule.

(d)	It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. In no event will the bonus payment described in Section 8(b) or 8(x) hereof, as applicable, be paid after March 15 of the calendar year following the calendar year in which your separation from service occurs.

(e)	All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(f)	The Company makes no guarantee of any tax consequences with respect to any payment hereunder, including, without limitation, under Section 409A of the Code. The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section, and nothing herein shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A of the Code) from you to the Company or to any other individual or entity.”

4.	Governing Law: The terms of this amendment and the Agreement and the resolution of any dispute as to the meaning, effect, performance or validity of this amendment or the Agreement or arising out of, related to, or in any way connected with, this amendment, the Agreement, your employment with the Company or any other relationship between you and the Company (the “Dispute”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute, and the prevailing party shall be awarded its attorneys’ fees and costs.

[Signature Page Follows]

Sincerely,

Quanterix Corporation

By:	/s/ Martin Madaus

Name:	Martin Madaus, Ph.D.
Title:	Chairman of the Board

Agreed and accepted:

/s/ Masoud Toloue

Masoud Toloue, Ph.D.

Date:	4/9/2024

8